EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D filed on November 12, 2009 (including additional amendments thereto) with respect to the shares of Class A Common Stock, par value $0.01 per share, of Cowen Group, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

RCG HOLDINGS LLC

By: C4S & Co., L.L.C.,
as managing member

By:	/s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title: Authorized Signatory

C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title: Authorized Signatory

/s/ Jeffrey M. Solomon
JEFFREY M. SOLOMON

/s/ Peter A. Cohen
PETER A. COHEN

/s/ Morgan B. Stark
MORGAN B. STARK

/s/ Thomas W. Strauss
THOMAS W. STRAUSS